Exhibit 3.162

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

READER’S DIGEST WWCT, INC.

(Pursuant to Section 242 of the
General Corporation Law of Delaware)

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Reader’s Digest WWCT, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  That the Board of Directors of the Corporation, by the unanimous written consent of all members thereof in lieu of a meeting, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for submission of said amendment to the sole stockholder of the Corporation for adoption by the Written Consent of Stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware, and stating that such amendment will be effective only after adoption thereof by the affirmative vote of all of the issued and outstanding shares of voting Common Stock of the Corporation.

SECOND:               That thereafter, pursuant to resolutions of the Board of Directors of the Corporation, said amendment was submitted to the holder of all of the issued and outstanding shares of Common Stock of the Corporation, and such holder, by written consent taken without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware gave its written consent and agreed to the adoption of the following resolution to amend the Certificate of Incorporation of the Corporation:

RESOLVED, that the Certificate of Incorporation of the Company be, and it hereby is, amended by deleting in its entirety the present Article FIRST and substituting in lieu thereof the following new Article FIRST:

“FIRST:                  The name of the Corporation is World Wide Country Tours, Inc. (hereinafter referred to as the “Corporation”).”

THIRD:                  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Reader’s Digest WWCT, Inc. has caused this Certificate to be signed by William H. Magill, its authorized officer, this 20th day of May 2002.

READER’S DIGEST WWCT, INC.

By:	/s/William H. Magill
William H. Magill
Vice President and Treasurer